UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 20, 2015

OXiGENE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-21990	13-3679168
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Gateway Boulevard, Suite 210, South San Francisco, CA	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 635-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a), (b), (d) and (f) Not applicable.

(c) On July 20, 2015, OXiGENE, Inc. (“OXiGENE” or the “Company”) announced that, effective immediately, Matthew M. Loar has been appointed as OXiGENE’s Chief Financial Officer. Mr. Loar will also hold the position of Principal Accounting Officer.

Mr. Loar, 52, was Chief Financial Officer of KineMed, Inc., a privately held biotechnology company, from January 2014 to July 2015. From January 2010 to January 2014, Mr. Loar was an independent financial consultant to companies in the biopharmaceutical industry. While consulting, he also served as acting Chief Executive Officer and Chief Financial Officer of Neurobiological Technologies, Inc. (NTI), previously a publicly traded pharmaceutical company, beginning in February 2010 (and continuing today), and as Chief Financial Officer of Virolab, Inc., a biotechnology company, from May 2011 to August 2012. Previously, he was Chief Financial Officer of NTI from April 2008 to December 2009. Earlier in his career, Mr. Loar was Chief Financial Officer of Osteologix, Inc., previously a publicly traded pharmaceutical company, from 2006 to 2008, and of Genelabs Technologies, Inc., previously a publicly traded biopharmaceutical and diagnostics company, from 1995 to 2006. Mr. Loar currently serves on the board of directors of NTI. Mr. Loar received a B.A. in Legal Studies from the University of California, Berkeley and is a Certified Public Accountant (inactive) in California.

OXiGENE has entered into an Employment Agreement (the “Employment Agreement”) with Mr. Loar with respect to his service as Chief Financial Officer. Pursuant to the Employment Agreement, Mr. Loar will initially receive an annual base salary of $325,000 per year. In addition, Mr. Loar may be awarded an annual bonus of up to 35% of his then-current annual base salary, at the sole discretion of OXiGENE, based on OXiGENE’s assessment of Mr. Loar’s performance and OXiGENE’s performance.

Mr. Loar will receive options to purchase 150,000 shares of OXiGENE’s common stock at an exercise price equal to the fair market value of such stock on the date of grant that will vest over four years pursuant to OXIGENE’s 2015 Equity Incentive Plan.

Mr. Loar may terminate the Employment Agreement upon prior written notice to OXiGENE. OXiGENE may terminate the Employment Agreement on contemporaneous written notice for cause, as defined in the Employment Agreement, upon Mr. Loar’s death, upon 30 days’ prior written notice if Mr. Loar becomes disabled, or without cause on 60 days’ prior written notice. If Mr. Loar’s employment is terminated by OXiGENE for cause, by reason of Mr. Loar’s death or disability or by Mr. Loar without good reason (as defined in the Employment Agreement), OXiGENE will pay to Mr. Loar the amount of OXiGENE’s accrued obligations, as defined in the Employment Agreement, as of the date of such termination. If Mr. Loar’s employment is terminated by OXiGENE other than for cause or by Mr. Loar with good reason, OXiGENE will pay to Mr. Loar the accrued obligations, an amount equal to 12 months of his then-current base salary and premiums pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for Mr. Loar and his immediate family for 12 months, subject to the conditions outlined in the Employment Agreement.

If Mr. Loar’s employment is terminated by OXiGENE other than for cause or by Mr. Loar with good reason in the one year following the effective date of a change in control of OXiGENE, OXiGENE will pay to Mr. Loar the accrued obligations, an amount equal to 12 months of his then-current base salary and COBRA premiums for a period of 12 months on the same conditions described above. In addition, all of Mr. Loar’s unvested equity compensation outstanding on the date of termination shall vest and be immediately exercisable. Mr. Loar has also agreed not to directly or indirectly solicit for employment certain current and former key employees and officers of OXiGENE during the term of his employment with OXiGENE and for the 12 month period following termination of his employment with OXiGENE.

OXiGENE has also entered into a Confidentiality and Invention Agreement with Mr. Loar.

(e) The disclosure provided under Item 5.02(c) above is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 20, 2015	OXiGENE, Inc.

/s/ William D. Schwieterman

	By:	Dr. William D. Schwieterman
President and Chief Executive Officer